Exhibit 3.1

CERTIFICATE OF INCORPORATION

OF

Calumet, Inc.

(a Delaware corporation)

ARTICLE I

NAME

The name of the corporation is Calumet, Inc. (the “Corporation”).

ARTICLE II

AGENT

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE IV

STOCK

The Corporation shall be authorized to issue one class of stock to be designated Common Stock; the total number of shares of Common Stock which the Corporation shall have authority to issue is 10,000, and each such share shall have a par value of $0.01.

ARTICLE V

BOARD OF DIRECTORS

Section 5.1 Number. Except as otherwise provided for or fixed pursuant to the provisions of this Certificate of Incorporation, the number of directors of the Corporation shall be fixed by or in the manner provided in the Bylaws of the Corporation.

Section 5.2 Election. Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

ARTICLE VI

EXISTENCE

The Corporation shall have perpetual existence.

ARTICLE VII

AMENDMENT

Section 7.1 Amendment of Certificate of Incorporation. The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by the laws of the State of Delaware, and all powers, preferences and rights of any nature conferred upon stockholders, directors or any other persons by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to this reservation.

Section 7.2 Amendment of Bylaws. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation.

ARTICLE VIII

LIABILITY OF DIRECTORS AND OFFICERS

Section 8.1 No Personal Liability. To the fullest extent permitted by the DGCL as the same exists or as may hereafter be amended, no director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, as applicable. Solely for purposes of this Article VIII, “officer” shall have the meaning provided in Section 102(b)(7) of the DGCL.

Section 8.2 Amendment or Repeal. Any amendment, repeal or elimination of this Article VIII, or the adoption of any provision of the Certificate of Incorporation inconsistent with this Article VIII, shall not affect its application with respect to an act or omission by a director or officer occurring before such amendment, adoption, repeal or elimination.

ARTICLE IX

INCORPORATOR

The name and mailing address of the incorporator are as follows:

Gregory J. Morical

2780 Waterfront Pkwy E. Drive, Suite 200

Indianapolis, Indiana 46214

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IN WITNESS WHEREOF, the undersigned incorporator hereby acknowledges that the foregoing Certificate of Incorporation is their act and deed and that the facts stated herein are true.

Dated: January 8, 2024

By:	/s/ Gregory J. Morical
Name:	Gregory J. Morical
Title:	Incorporator

Signature Page to Certificate of Incorporation